EX99.28(d)(11)(iii)

Amendment to the Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC, Mellon Capital Management Corporation, and
Jackson Variable Series Trust

This Amendment is made by and among Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), Mellon Capital Management Corporation, a corporation organized under the laws of Delaware and registered investment adviser (the “Sub-Adviser”) and Jackson Variable Series Trust, a Massachusetts business trust (the “Trust”).

Whereas, the Adviser, the Sub-Adviser, and the Trust entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust.

Whereas, the parties amended Schedules A and B to the Agreement to add JNL/Mellon Capital Frontier Markets 100 Index Fund (the “Fund”), and to revise the current fee schedule for the Fund, effective September 28, 2015.

Whereas, pursuant to the planned reorganization of the JNL/Mellon Capital Frontier Markets 100 Index Fund, a series of the Trust into the JNL/Mellon Capital Emerging Markets Index Fund, a series of the JNL Series Trust, the parties have agreed to amend Schedules A and B to the Agreement to remove the Fund and its respective fees.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 25, 2016, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 25, 2016, attached hereto.

3.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 5th day of January 2016, effective April 25, 2016.

Jackson National Asset Management, LLC		Mellon Capital Management Corporation

By:	/s/ Mark D. Nerud	By:	/s/ Rose Huening-Clark
Name:	Mark D. Nerud	Name:	Rose Huening-Clark
Title:	President and Chief Executive Officer	Title:	Managing Director

Jackson Variable Series Trust

By:	/s/ Diana R. Gonzalez
Name:	Diana R. Gonzalez
Title:	Assistant Vice President

Schedule A
Dated April 25, 2016
(Funds)

JNL Tactical ETF Conservative Fund
JNL Tactical ETF Moderate Fund
JNL Tactical ETF Growth Fund

Schedule B
Dated April 25, 2016
(Compensation)

Fund	Assets	Annual Rate (Based on Average Net Assets of each Fund)
JNL Tactical ETF Conservative Fund	$0 to $50 million $50 to $100 million $100 to $750 million Over $750 million	0.090% 0.060% 0.030% 0.015%
JNL Tactical ETF Moderate Fund	$0 to $50 million $50 to $100 million $100 to $750 million Over $750 million	0.090% 0.060% 0.030% 0.015%
JNL Tactical ETF Growth Fund	$0 to $50 million $50 to $100 million $100 to $750 million Over $750 million	0.090% 0.060% 0.030% 0.015%